Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Doane Pet Care Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-43643 and 333-70759) on Form S-3 and in the registration statements (Nos. 333-104767, 333-104767-01 and 333-104767-02) on Form S-2 of Doane Pet Care Company of our report dated March 30, 2005, with respect to the consolidated balance sheets of Doane Pet Care Company and subsidiaries as of January 3, 2004 and January 1, 2005 and the related consolidated statements of operations, stockholder’s equity and comprehensive income (loss), and cash flows for each of the fiscal years in the three-year period ended January 1, 2005, which report is included in the Annual Report of Doane Pet Care Company on Form 10-K for the year ended January 1, 2005. Our report refers to a change in accounting for mandatorily redeemable preferred stock in fiscal 2004.

As discussed in Note 2 to the consolidated financial statements, the Company has restated its fiscal 2003 consolidated financial statements.

/s/ KPMG LLP

Nashville, Tennessee
March 30, 2005